Exhibit 99.1

      First Cash Financial Services Reports 30% Increase in Second Quarter
        Earnings Per Share; Raises Estimate for the Remainder of the Year

    ARLINGTON, Texas, July 22 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended June 30, 2003. In addition, it announced upward revisions to its revenues and earnings guidance for the balance of 2003.

    Earnings

     -- Diluted earnings per share for the quarter ending June 30, 2003 were $0.30. This represents an increase of 30% compared to $0.23 diluted earnings per share for the second quarter of 2002.

     -- Net income for the second quarter was $3.0 million. This represents a 30% increase over second quarter 2002 net income of $2.3 million.

     -- For the six months ending June 30, 2003, diluted earnings per share were $0.65, an increase of 23% compared to $0.53 for the comparative period in 2002.

     -- Year-to-date net income was $6.5 million, compared to $5.1 million for the first half of 2002, which represents a 27% increase.

     -- For the trailing twelve months ending June 30, 2003, diluted earnings per share were $1.27, an increase of 30% over $0.98 for the trailing twelve months ended June 30, 2002.

    Revenues

     -- Total revenues for the second quarter were $33.4 million, compared to $26.9 million for the same quarter last year, representing an increase of 24%. Year-to-date revenues were $67.7 million, up from $55.3 million in the comparative period last year, which represents a 22% increase.

     -- Same store revenues for the second quarter of 2003 increased by 16% over the comparable prior year period. For the six months ending June 30, 2003, same store revenues increased by 14% compared to the same period last year.

     -- Revenues excluding non-retail sales of scrap jewelry merchandise increased by 19%, from $26.2 million in the second quarter of last year to $31.2 for second quarter of 2003. Non-retail sales of scrap jewelry merchandise increased from $624,000 in the second quarter of 2002 to $2,171,000 in the second quarter of 2003.

    Unit Growth

     -- The Company added eleven new stores during the second quarter, bringing the year-to-date store openings to 22 for the first half of 2003. The Company opened 14 stores in the first half of 2002.

     -- As of June 30, 2003, the Company's total store count stands at 212.
        This represents a 25% increase over the unit count from one year ago. This significant expansion has been funded entirely by cash flows from operations.

    Performance Metrics & Liquidity

     -- Retail merchandise margins, which do not include bulk jewelry scrap sales, increased during the second quarter to 46%, compared to 45% in the prior year. Profit margins on total merchandise sales, both retail and non-retail, for the second quarter of 2003 were over 42%.

     -- Total receivables from pawn loans and short term advances increased
        27%, from $25.3 million at June 30, 2002 to $32.1 million at June 30, 2003. This increase is reflective of both increased lending activities at existing stores and loan growth from new locations.

     -- The Company has reduced interest-bearing debt by $9.8 million, or 37% over the past 12 months. As of June 30, 2003, the Company's only interest-bearing debt is its long-term line of credit, which stands at $17 million.

     -- As of June 30, 2003, total stockholders' equity is $97.7 million; the debt to equity ratio is .33 to 1. This compares favorably to June 30, 2002, when total stockholders' equity was $79.7 million and the debt to equity ratio was .52 to 1.

    2003 Outlook

     -- Based on the results through June and projected trends for the remainder of the year, the Company has increased its estimate for 2003 earnings. Full-year 2003 diluted earnings per share from continuing operations is now forecast to be in a range of $1.35 to $1.38. Management previously forecast diluted earnings per share in a range of $1.28 to $1.31 for 2003. During the third quarter, the Company expects to record a non-recurring charge related to a change in accounting of approximately $.04 per diluted share related to the implementation of a new accounting pronouncement recently adopted by the Financial Accounting Standards Board ("FASB"). Diluted earnings per share net of the change in accounting are projected to be in a range of $1.31 to $1.34 per share for the year.

     -- The revenue forecast for 2003 has been raised to a range of $145 to $150 million. This compares to the previous guidance of $135 to $140 million in revenues.

     -- With 22 new stores opened through June 30, the Company remains on target to open a total of 45 to 50 stores during 2003, which is consistent with earlier forecast numbers. The Company will continue its accounting policy of expensing all pre-opening costs and start-up losses as incurred.

    Commentary & Analysis

    Rick Powell, Chairman and Chief Executive Officer of First Cash Financial Services, commented on the Company's operating results, "Our second quarter results were outstanding. Strong consumer demand for our loan products continues to drive same store revenue growth. Our retail sales are at record levels as are our retail profit margins. In addition, the cumulative effects of new store additions over the past two years are providing significant new revenue, profit and cash flow streams. The strength and consistency of the Company's growth is tremendously exciting -- this marks First Cash's tenth consecutive quarter of double-digit EPS growth. Accordingly, we have raised our revenue and profitability expectations for the second half of 2003. We see sustained consumer demand and the continued rapid maturation of our new stores."

    In discussing the Company's continued growth, Mr. Powell noted, "Our commitment to a significant and sustainable unit growth strategy will continue to drive increased revenues and earnings. We are extremely pleased with the pace at which our new locations are becoming cash flow positive and accretive to profitability." The Company has opened a total of 74 new stores over the past 24 months.

    The Company continues to exceed its aggressive performance metric targets. According to Mr. Powell, "The second quarter retail profit margins of 46% were an all-time record for First Cash. Despite the continued difficulties in the economy, the Company has maintained loan default rates at or below historical norms. We attribute these results to continued focus on operating fundamentals such as loan-to-value ratios, inventory optimization and collections management. This focus is further leveraged by our significant investments in information technology systems and training programs."

    "Even with our significant investment in growth, First Cash has continued to strengthen its balance sheet and overall financial position. The ability to simultaneously add stores and reduce debt provides First Cash tremendous flexibility and leverage in order to successfully execute its ongoing growth strategy." Over the past twelve months, 46 new stores have been opened and total assets have increased by $9.1 million. At the same time, interest-bearing debt has been reduced by $9.8 million. Total stockholders' equity at June 30, 2003 stands at $98 million, an increase of $18 million, or 23%, since June 30, 2002.

    Under the requirements of the recently issued FASB Interpretation No. 46, beginning in July 2003, First Cash will consolidate into its financial statements the assets, liabilities and operating results of its 50%-owned joint venture, Cash & Go, Ltd. The joint venture owns and operates approximately 40 check-cashing/short-term advance kiosks inside convenience stores in the Texas market. As noted above, included in the revised earnings forecast is a projected non-recurring change in accounting charge of approximately $.04 per diluted share related to the implementation of the new accounting pronouncement. The expected third quarter charge results from the Company recognizing the other partner's share of the previously accumulated losses of the joint venture as a result of the consolidation.

    In summarizing the first half results and expectations for the balance of 2003, Mr. Powell said, "We are excited about every aspect of our operations. Our existing stores continue to experience revenue and profitability growth. We are rapidly opening new stores and they are becoming profitable more quickly than we had projected. For our shareholders, we are pleased that the market is beginning to recognize the value being created by our Company. Even so, we believe that given our operating successes and disciplined growth formula, that long-term shareholder value will continue to be increased significantly as we move forward."

    Business Description

    First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide short-term loans, check cashing and other financial services. The Company currently owns and operates 214 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 financial services kiosks located inside convenience stores. First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS".

    Forward-Looking Statements

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "will," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the earnings per share discussion, the expectations of revenue growth and increased profitability, the expectation for additional store openings, and the anticipated effect of new accounting pronouncements. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this report speak only as of the date of this report, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this report. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional or national economic conditions, the ability to integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates or tax rates, changes in gold prices, changes in currency exchange rates, future business decisions and other uncertainties.

                        SELECTED OPERATING INFORMATION

                                    Quarter Ended         Six Months Ended
                                 June 30,    June 30,    June 30,   June 30,
                                   2003        2002        2003       2002
                                                 (unaudited)
                                        (thousands, except per share)
    Revenues:
      Merchandise sales          $15,550     $12,578     $32,703    $27,333
      Service charges             16,923      13,368      32,936     26,113
      Check cashing fees             667         653       1,439      1,384
      Other                          278         268         584        488
                                  33,418      26,867      67,662     55,318
    Cost of goods sold             8,978       7,082      19,325     15,992
    Operating expenses            14,914      12,733      28,825     24,768
    Interest expense                 122         220         304        476
    Interest income                 (151)       (132)       (334)      (282)
    Depreciation                     686         586       1,348      1,141
    Administrative expenses        3,962       2,848       7,696      5,328
                                  28,511      23,337      57,164     47,423
    Income before income taxes     4,907       3,530      10,498      7,895

    Provision for income taxes     1,906       1,271       3,999      2,842
    Net income                    $3,001      $2,259      $6,499     $5,053
    Net income per share:
        Basic                      $0.34       $0.26       $0.73      $0.57
        Diluted                    $0.30       $0.23       $0.65      $0.53

                           CONDENSED BALANCE SHEETS

                                                            June 30,
                                                      2003           2002
                                                          (unaudited)
                                                         (in thousands)

    ASSETS:
      Cash                                           $12,511        $12,177
      Receivables                                     32,132         25,256
      Inventories                                     13,248         11,301
      Prepaid expenses and other current assets          980          2,380
        Total current assets                          58,871         51,114
      Property & equipment, net                       12,454         10,330
      Intangible assets, net                          53,194         53,194
      Receivable from Cash & Go, Ltd                   5,155          5,889
      Other                                              537            555
                                                    $130,211       $121,082

    Liabilities & stockholders' equity:
      Current portion of long-term debt                 $---         $1,606
      Accounts payable and accrued expenses            9,974         10,190
        Total current liabilities                      9,974         11,796
      Revolving credit facility                       17,000         24,500
      Long-term debt, net of current portion             ---            653
      Deferred taxes payable                           5,524          4,389
        Total liabilities                             32,498         41,338
      Stockholders' equity                            97,713         79,744
                                                    $130,211       $121,082